Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 31, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Hanover Capital Mortgage Holdings, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Hanover Capital Mortgage Holdings, Inc. on Forms S-8 (File No. 333-84290, effective March 14, 2002, and File No. 333-99483, effective September 13, 2002)
/s/ GRANT THORNTON LLP
New York, New York
March 31, 2008